HAMPSHIRE GROUP, LIMITED
                            SCHEDULE OF SUBSIDIARIES
                                December 31, 1999


                                                           Percentage of Voting
                                    State/Country          Securities Owned by
Name of Subsidiary                 of Incorporation          Immediate Parent
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Hampshire Designers, Inc.              Delaware                    100
Glamourette Fashion Mills, Inc.        Delaware                    100
San Francisco Knitworks, Inc.          Delaware                    100
Hampshire Investments, Limited         Delaware                    100
Hampshire Investments London, Limited  England                     100
Keynote Services, Limited              Hong Kong                   100
Hampshire Praha S.R.O.                 Czech Republic               70